Exhibit 99.1

ISLE OF CAPRI CASINOS, INC. ANNOUNCES

FISCAL 2016 FIRST QUARTER RESULTS

SAINT LOUIS, MO — September 2, 2015 — Isle of Capri Casinos, Inc. (NASDAQ: ISLE) (“we”, “our” or the “Company”) today reported financial results for the first quarter of fiscal year 2016 ended July 26, 2015.

Fiscal 2016 First Quarter Highlights

•                  Net revenues increased 4.2% to $246.9 million year over year.

•                  Adjusted EBITDA increased 15.9% to $51.1 million year over year.

•                  Adjusted EBITDA margin increased to 20.7%, up 210 bps year over year.

•                  Adjusted earnings per share of $0.28 versus $0.04 in the prior year quarter.

Consolidated Results

The following table outlines the Company’s financial results (dollars in millions, except per share data, unaudited):

	Three Months Ended
	July 26,	July 27,
	2015	2014
Net revenues	$246.9	$236.9
Consolidated adjusted EBITDA (1)	51.1	44.1

Income (loss) from continuing operations	8.4	(1.7)
Loss from discontinued operations	(5.3)	(0.6)
Net income (loss)	3.1	(2.3)

Diluted income (loss) per share from continuing operations	0.21	(0.04)
Diluted loss per share from discontinued operations	(0.13)	(0.02)
Diluted income (loss) per share	0.08	(0.06)
Adjusted income per share (2)	0.28	0.04

(1)         For a further description of Consolidated Adjusted EBITDA, refer to the reconciliation tables following the narrative and the definition of Adjusted EBITDA in footnote (1) of this release.

(2)         For a reconciliation of the GAAP basis per share amounts to adjusted income per share, refer to the reconciliation table labeled “Reconciliation of GAAP Income (Loss) from Continuing Operations to Adjusted Income and GAAP Income (Loss) from Continuing Operations Per Share to Adjusted Income Per Share.”

Virginia McDowell, president and chief executive officer, commented: “We grew Adjusted EBITDA for the sixth consecutive quarter, and this quarter marks our fourth consecutive quarter with a double-digit, year-over-year increase in Adjusted EBITDA.

“We continue to benefit from our enhanced operating model and better overall regional market trends.  We improved margins over 200 bps during the quarter as we drove higher efficiency from our marketing programs and effectively managed our cost structure.

“We are making prudent investments in both gaming and non-gaming amenities at our properties.  At the same time, we improved our balance sheet reducing our debt and interest expense during the quarter.”

Financial Highlights

On August 11, we announced that we will close our casino property in Natchez and entered into a definitive agreement to sell the hotel and certain assets to Casino Holding Investment Partners, LLC, the parent company of Magnolia Bluffs Casino in Natchez, for $11.5 million.  The transaction is expected to close in October 2015, subject to customary closing conditions.  As such, the operations of our Natchez property have been classified as discontinued operations and as assets held for sale for all periods presented.

Net revenues for the current quarter were $246.9 million compared to $236.9 million in the prior year quarter, up 4.2% year over year.  Consolidated Adjusted EBITDA was $51.1 million for the quarter compared to $44.1 million in the prior year quarter, up 15.9% year over year. Adjusted EBITDA margin increased to 20.7% from 18.6%.  Interest expense was $17.4 million relative to $21.3 million in the prior year quarter, as a result of our lower overall debt balance as well as the benefits of refinancing our 7.75% Senior Notes due 2019, completed early in the fiscal first quarter 2016.

During the quarter, we also recorded a $3.0 million loss on early extinguishment of debt related to completion of the previously announced refinancing of our 7.75% Senior Notes.

Operating results in the prior year’s quarter were impacted by $2.3 million of severance expenses related to the corporate office restructuring and $1.0 million in expenses related to a voter referendum in Colorado.

As a result of our decision to separately sell the Natchez gaming vessel and certain other assets, we determined the fixed assets were impaired and recorded a non-cash pretax charge of $4.4 million in discontinued operations during our first fiscal quarter.  The loss from discontinued operations was $5.3 million for the quarter, or a loss of $0.13 per share.

On a GAAP basis, diluted income per share from continuing operations was $0.21 compared to a loss from continuing operations of ($0.04) in the prior year’s quarter. Net income per share was $0.08 for the quarter, relative to a loss of ($0.06) per share in the prior year quarter.  Adjusted income per share from continuing operations was $0.28 for the quarter compared to adjusted net income per share from continuing operations of $0.04 in the prior year.

Operating Results

(All comparisons are to the prior year quarter)

Black Hawk — Net revenues increased $2.7 million to $34.4 million, and Adjusted EBITDA increased $2.9 million to $10.7 million, or 36.2%.  Black Hawk benefited from more effective marketing spend during the quarter and a stable competitive environment.

Pompano — Net revenues increased $4.2 million, or 11.1%, to $41.9 million, and Adjusted EBITDA increased $1.2 million, or 17.7%, to $7.8 million.  The property benefited from improved customer reinvestment and increased market share.

Iowa — Net revenues decreased $0.4 million to $46.9 million, while Adjusted EBITDA decreased $0.6 million to $12.8 million. Adjusted EBITDA increases of 18.6% and 2.9%, at Marquette and Waterloo, respectively, were offset by an 18.7% decline in Adjusted EBITDA at Bettendorf.  In last year’s first quarter, Marquette experienced disruption related to road work in its key feeder market.  At Bettendorf, during the previous year’s quarter, a competitor in the Quad Cities market was closed for 14 days over the July 4th period, resulting in a difficult comparison.  Additionally the property was impacted in the current year quarter by ongoing construction around Interstate 74, which at times affected access to the property, as well as construction disruption from the South Tower hotel renovations at the property.

Lake Charles — Net revenues decreased $0.7 million to $31.8 million, or 2.2%, while Adjusted EBITDA decreased $0.6 million to $4.6 million, or 11.9%.  Results were impacted by the opening of a new competitor in the market in December which has resulted in increased marketing spend for the property.

Mississippi — Net revenues for Lula and Vicksburg increased $0.4 million, to $20.5 million, or 2.1%.  Adjusted EBITDA increased 54.4%, to $4.9 million from $3.2 million.  In Lula, we improved Adjusted EBITDA 38.0%, to $3.1 million.  Lula benefited from lower operating costs and more efficient marketing programs.  Vicksburg’s Adjusted EBITDA increased 91.4%, to $1.9 million from $1.0 million driven by optimization of marketing programs and more streamlined food and beverage operations.

Missouri — Net revenues increased $2.6 million to $61.5 million, or 4.5%, and Adjusted EBITDA increased $2.5 million to $16.7 million, or 17.2%.  Net revenues, Adjusted EBITDA and operating margins increased at each of our four Missouri properties during the quarter led by a 63.2% increase in Adjusted EBITDA at Caruthersville which benefited from improved parking and a new slots area during the quarter.  Boonville’s net revenues increased 6.0%, resulting in an EBITDA gain of 13.3%.  Cape Girardeau generated an Adjusted EBITDA gain of 15.4% on relatively flat revenues as a result of lower cost of sales and lower marketing costs.  Kansas City’s Adjusted EBITDA increased 9.4%.

Pennsylvania — Net revenues were $9.8 million, up 13.4%, and Adjusted EBITDA was nearly flat, compared to $(0.4) million during the prior year.  The property generated a double-digit increase in gaming revenue despite a decrease in total marketing expenses as it continues to focus on rationalizing marketing costs.

Corporate Expenses

Corporate and development expenses were $7.6 million for the quarter compared to $9.1 million in the first quarter of fiscal 2015.  The prior year’s quarter included severance of $2.3 million related to our corporate office restructuring.  Excluding the aforementioned items, corporate expenses increased 10.9% year over year primarily related to an increase in non-cash stock compensation expense and the timing of our long-term incentive award, which occurred in first quarter of the current year versus the second quarter of the prior year.

Non-cash stock compensation expense was $1.2 million for the quarter compared to $0.8 million in the first quarter of fiscal 2015.

Capital Structure and Capital Expenditures

As of July 26, 2015, the Company had:

•                  $62.0 million in cash and cash equivalents, excluding $9.7 million in restricted cash and investments;

•                  $989.3 million in total debt; and

•                  $159.0 million in net line of credit availability.

First quarter capital expenditures were $15.8 million, primarily consisting of maintenance and gaming equipment purchases as well as spending related to the South Tower hotel renovation in Bettendorf.  During the quarter, we spent $0.1 million on the previously announced up to $60 million land-based project at Bettendorf. We have spent $2.3 million on the project to date.

Consistent with previous guidance, the Company continues to expect total capital expenditures for fiscal 2016 of approximately $100 million to $105 million, inclusive of approximately $45 million to $50 million of capital spending this fiscal year related to the land-based casino build out in Bettendorf.

Conference Call Information

Isle of Capri Casinos, Inc. will host a conference call on Wednesday, September 2, 2015 at 10:00 am central time during which management will discuss the financial and other matters addressed in this press release.  The conference call can be accessed by interested parties via webcast through the investor relations page of the Company’s website, www.islecorp.com, or, for domestic callers, by dialing 888-346-3970.  International callers can access the conference call by dialing 412-902-4263.  The conference call will be recorded and available for review starting at 11:59 pm central on Wednesday, September 2, 2015, until 11:59 pm central on Wednesday, September 16, 2015, by dialing 877-344-7529; International: 412-317-0088 and access number 10071603.

About Isle of Capri Casinos, Inc.

Isle of Capri Casinos, Inc. is a leading regional gaming and entertainment company dedicated to providing guests with exceptional experience at each of the 15 casino properties that it owns or operates, primarily under the Isle and Lady Luck brands.  The Company currently operates gaming and entertainment facilities in Mississippi, Louisiana, Iowa, Missouri, Colorado, Florida and Pennsylvania. More information is available at the Company’s website, www.islecorp.com.

Forward-Looking Statements

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the Company’s financial condition, results of operations and expansion projects, is included in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year.

CONTACTS:

Isle of Capri Casinos, Inc.,

Eric Hausler, Chief Financial Officer-314.813.9205

Jill Alexander, Senior Director of Corporate Communication-314.813.9368

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ISLE OF CAPRI CASINOS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended
	July 26,	July 27,
	2015	2014
Revenues:
Casino	$260,053	$249,541
Rooms	8,115	8,031
Food, beverage, pari-mutuel and other	32,989	33,466
Gross revenues	301,157	291,038
Less promotional allowances	(54,233)	(54,142)
Net revenues	246,924	236,896
Operating expenses:
Casino	38,713	39,002
Gaming taxes	66,359	63,290
Rooms	1,883	1,847
Food, beverage, pari-mutuel and other	12,122	11,847
Marine and facilities	14,106	14,147
Marketing and administrative	56,400	57,706
Corporate and development	7,643	9,148
Depreciation and amortization	20,051	19,409
Total operating expenses	217,277	216,396
Operating income	29,647	20,500
Interest expense	(17,441)	(21,329)
Interest income	79	87
Loss on early extinguishment of debt	(2,966)	—

Income (loss) from continuing operations before income taxes	9,319	(742)
Income tax provision	(851)	(983)
Income (loss) from continuing operations	8,468	(1,725)
Loss from discontinued operations, net of income taxes	(5,324)	(592)
Net income (loss)	$3,144	$(2,317)

Income (loss) per common share-basic and diluted:
Income (loss) from continuing operations	$0.21	$(0.04)
Loss from discontinued operations, net of income taxes	(0.13)	(0.02)
Net income (loss)	$0.08	$(0.06)

Weighted average basic shares	40,580,806	39,827,889
Weighted average diluted shares	41,253,611	39,827,889

ISLE OF CAPRI CASINOS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	July 26,	April 26,
	2015	2015
ASSETS
Current assets:
Cash and cash equivalents	$61,966	$66,437
Marketable securities	19,445	19,517
Accounts receivable, net	11,585	11,171
Inventory	6,365	6,509
Deferred income taxes	4,626	4,626
Prepaid expenses and other assets	17,522	11,274
Assets held for sale	5,386	138
Total current assets	126,895	119,672
Property and equipment, net	900,654	902,226
Other assets:
Goodwill	108,970	108,970
Other intangible assets, net	53,864	54,073
Deferred financing costs, net	17,903	19,075
Restricted cash and investments	9,724	9,193
Prepaid deposits and other	5,229	4,743
Long-term assets held for sale	—	9,810
Total assets	$1,223,239	$1,227,762

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$75	$170
Accounts payable	25,925	19,690
Accrued liabilities:
Payroll and related	32,816	43,371
Property and other taxes	23,110	20,456
Income tax payable	125	125
Interest	14,492	15,350
Progressive jackpots and slot club awards	16,520	16,123
Other	22,198	18,326
Total current liabilities	135,261	133,611
Long-term debt, less current maturities	989,209	992,712
Deferred income taxes	38,185	37,334
Other accrued liabilities	18,032	18,432
Other long-term liabilities	13,912	22,211
Stockholders’ equity:
Preferred stock, $.01 par value; 2,000,000 shares authorized; none issued	—	—
Common stock, $.01 par value; 60,000,000 shares authorized; shares issued: 42,066,148 at July 26, 2015 and at April 26, 2015	421	421
Class B common stock, $.01 par value; 3,000,000 shares authorized; none issued	—	—
Additional paid-in capital	241,500	241,899
Retained earnings (deficit)	(195,928)	(199,072)
	45,993	43,248
Treasury stock, 1,375,953 shares at July 26, 2015 and 1,568,875 shares at April 26, 2015	(17,353)	(19,786)
Total stockholders’ equity	28,640	23,462
Total liabilities and stockholders’ equity	$1,223,239	$1,227,762

Isle of Capri Casinos, Inc.

Supplemental Data - Net Revenues

(unaudited, in thousands)

	Three Months Ended
	July 26,	July 27,
	2015	2014
Colorado
Black Hawk	$34,406	$31,681

Florida
Pompano	41,898	37,724

Iowa
Bettendorf	17,992	19,534
Marquette	6,871	6,487
Waterloo	22,043	21,252
Iowa Total	46,906	47,273

Louisiana
Lake Charles	31,825	32,536

Mississippi
Lula	12,947	12,675
Vicksburg	7,587	7,442
Mississippi Total	20,534	20,117

Missouri
Boonville	20,338	19,190
Cape Girardeau	14,481	14,360
Caruthersville	8,422	7,483
Kansas City	18,279	17,829
Missouri Total	61,520	58,862

Pennsylvania
Nemacolin	9,816	8,657

Property Net Revenues before Other	246,905	236,850
Other	19	46
Net Revenues from Continuing Operations	$246,924	$236,896

Isle of Capri Casinos, Inc.

Reconciliation of Operating Income (Loss) to Adjusted EBITDA

(unaudited, in thousands)

	Three Months Ended July 26, 2015
	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Other	Adjusted EBITDA
Black Hawk, Colorado	$8,471	$2,239	$14	$—	$10,724

Pompano, Florida	5,842	1,899	14	—	7,755

Bettendorf	2,173	2,265	10	—	4,448
Marquette	1,240	361	6	—	1,607
Waterloo	5,410	1,311	8	—	6,729
Iowa Total	8,823	3,937	24	—	12,784

Lake Charles, Louisiana	1,772	2,780	9	—	4,561

Lula	1,781	1,270	6	—	3,057
Vicksburg	988	892	7	—	1,887
Mississippi Total	2,769	2,162	13	—	4,944

Boonville	6,629	1,029	12	—	7,670
Cape Girardeau	(221)	2,881	7	—	2,667
Caruthersville	1,556	612	6	—	2,174
Kansas City	3,229	991	9	—	4,229
Missouri Total	11,193	5,513	34	—	16,740

Nemacolin, Pennsylvania	(1,141)	1,064	29		(48)

Total Operating Properties	37,729	19,594	137	—	57,460
Corporate and Other	(8,082)	457	1,224	—	(6,401)
Total	$29,647	$20,051	$1,361	$—	$51,059

	Three Months Ended July 27, 2014
	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Other	Adjusted EBITDA
Black Hawk, Colorado	$4,510	$2,343	$8	$1,013	$7,874

Pompano, Florida	4,839	1,742	6	—	6,587

Bettendorf	4,016	1,452	4	—	5,472
Marquette	898	456	1	—	1,355
Waterloo	5,348	1,186	4	—	6,538
Iowa Total	10,262	3,094	9	—	13,365

Lake Charles, Louisiana	2,345	2,830	4	—	5,179

Lula	926	1,287	3	—	2,216
Vicksburg	90	892	4	—	986
Mississippi Total	1,016	2,179	7	—	3,202

Boonville	5,778	988	6	—	6,772
Cape Girardeau	(479)	2,790	1	—	2,312
Caruthersville	660	668	4	—	1,332
Kansas City	2,912	949	4	—	3,865
Missouri Total	8,871	5,395	15	—	14,281

Nemacolin, Pennsylvania	(1,773)	1,357	1		(415)

Total Operating Properties	30,070	18,940	50	1,013	50,073
Corporate and Other	(9,570)	469	829	2,259	(6,013)
Total	$20,500	$19,409	$879	$3,272	$44,060

Isle of Capri Casinos, Inc.

Reconciliation of Income (Loss) From Continuing Operations to Adjusted EBITDA

(unaudited, in thousands)

	Three Months Ended
	July 26,	July 27,
	2015	2014
Income (loss) from continuing operations	$8,468	$(1,725)
Income tax provision	851	983
Loss on early extinguishment of debt	2,966	—
Interest income	(79)	(87)
Interest expense	17,441	21,329
Depreciation and amortization	20,051	19,409
Stock-based compensation	1,361	879
Severance charges	—	2,259
Colorado referendum costs	—	1,013
Adjusted EBITDA (1)	$51,059	$44,060

Isle of Capri Casinos, Inc.

Reconciliation of GAAP Income (Loss) From Continuing Operations to Adjusted Income and GAAP Income (Loss) From Continuing Operations Per Share to Adjusted Income Per Share

(unaudited, in thousands)

	Three Months Ended
	July 26,	July 27,
	2015	2014

GAAP income (loss) from continuing operations	$8,468	$(1,725)
Loss on early extinguishment of debt	2,966	—
Severance expense (3)	—	2,259
Colorado referendum expense (3)	—	1,013
Adjusted income (2)	$11,434	$1,547

GAAP income (loss) from continuing operations per share	$0.21	$(0.04)
Loss on early extinguishment of debt	0.07	—
Severance expense (3)	—	0.06
Colorado referendum expense (3)	—	0.02
Adjusted income per share	$0.28	$0.04

(1)         Adjusted EBITDA is “earnings from continuing operations before interest and other non-operating income (expense), income taxes, stock-based compensation, certain severance expenses, certain expenses related to the Colorado gaming referendum, preopening expense, certain asset sale gains and depreciation and amortization.” Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of operating performance in the gaming industry, 2) used as a component of calculating required leverage and minimum interest coverage ratios under our Senior Credit Facility and 3) a principal basis of valuing gaming companies. Management uses Adjusted EBITDA as the primary measure of the Company’s operating properties’ performance, and it is an important component in evaluating the performance of management and other operating personnel in the determination of certain components of employee compensation.  Adjusted EBITDA should not be construed as an alternative to operating income as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities as a measure of liquidity or as an alternative to any other measure determined in accordance with U.S. generally accepted accounting principles (GAAP).  The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in Adjusted EBITDA.  Also, other gaming companies that report Adjusted EBITDA information may calculate Adjusted EBITDA in a different manner than the Company.  A reconciliation of Adjusted EBITDA to income (loss) from continuing operations is included in the financial schedules accompanying this release.

Certain of our debt agreements use a similar calculation of “Adjusted EBITDA” as a financial measure for the calculation of financial debt covenants and includes add back of items such as gain on early extinguishment of debt, pre-opening expenses, certain write-offs and valuation expenses, and non-cash stock compensation expense. Reference can be made to the definition of Adjusted EBITDA in the applicable debt agreements on file as Exhibits to our filings with the Securities and Exchange Commission.

(2)         Adjusted income (loss) is presented solely as a supplemental disclosure as this is one method management reviews and utilizes to analyze the performance of its core operating business.  For many of the same reasons mentioned above related to Adjusted EBITDA, management believes Adjusted income (loss) and Adjusted income (loss) per share are useful analytic tools as they enable management to track the performance of its core casino operating business separate and apart from factors that do not impact decisions affecting its operating casino properties, such as gain (loss) on early extinguishment of debt, certain severance expenses, certain expenses related to the Colorado gaming referendum, certain asset sale gains and preopening expenses.  Management believes Adjusted income (loss) and Adjusted income (loss) per share are useful to investors since these adjustments provide a measure of financial performance that more closely resembles widely used measures of performance and valuation in the gaming industry.  Adjusted income (loss) and adjusted income (loss) per share do not include the loss on early extinguishment of debt, certain severance expenses, certain expenses related to the Colorado gaming referendum, certain asset sale gains and preopening expenses.

(3)         The Company recorded $2.3 million of severance expense in the first quarter of fiscal 2015 related to restructuring at the corporate office.  The Company incurred $1.0 million of expense during the first quarter of fiscal 2015 related to the Colorado gaming expansion referendum.